Exhibit 99.1

Verso Corporation Reports Third Quarter 2018 Financial Results

MIAMISBURG, Ohio, Nov. 7, 2018 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the third quarter of 2018.

Third Quarter 2018 Highlights:

  Net income of $86 million or $2.45 per diluted share; $29 million in special items.
  Adjusted EBITDA of $108 million, up 130% versus third quarter 2017.
  Net sales up $83 million, or 13%, from same quarter 2017.
  Net debt reduced $66 million to a balance of $103 million.
  Term loan retired.

Overview
"Verso's positive momentum continued to strengthen in the third quarter as pricing, mix management and improved operational performance across the company materially enhanced profitability and cash flows," said Verso Chief Executive Officer, B. Christopher DiSantis. "Our entry into the growing containerboard market, excellent strides in specialty paper sales and a full order book, along with significant achievements including the repayment of our term loan, position Verso well for sustainable value creation."

Results of Operations – Comparison of Three Months Ended September 30, 2018 to Three Months Ended September 30, 2017

	Three Months Ended September 30,		Three Month
(Dollars in millions)	2017	2018	$ Change
Net sales	$ 621	$ 704	$ 83
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	554	580	26
Depreciation and amortization	27	28	1
Selling, general and administrative expenses	24	25	1
Restructuring charges	4	-	(4)
Other operating (income) expense	-	(9)	(9)
Operating income (loss)	12	80	68
Interest expense	10	15	5
Other (income) expense	(2)	(21)	(19)
Income (loss) before income taxes	4	86	82
Income tax expense	-	-	-
Net income (loss)	$ 4	$ 86	$ 82

Comments to Results of Operations – Comparison of Three Months Ended September 30, 2018 to Three Months Ended September 30, 2017

  Net sales in the third quarter of 2018 increased $83 million, or 13%, compared to the third quarter of 2017. The sales increase was driven by improved average pricing, primarily attributable to improved product mix including increased specialty sales, driven by continued economic growth and evolution of e-commerce markets, and price increases across all product lines. Specialty paper price increases are being driven by inflationary costs and higher pulp prices. Overall sales volume was up slightly, driven primarily by the increased sales of our specialty products, partially offset by a reduction in external pulp sales due to internal needs.
  Gross margin, excluding depreciation and amortization expenses, increased from 10.8% in the third quarter of 2017 to 17.6% in the third quarter of 2018, driven by higher average pricing and improved product mix, reduced downtime, lower major maintenance costs and reduction of pension costs, partially offset by reliability issues at our Luke Mill, increased freight expense and inflation of chemical, energy and fiber costs.
  SG&A expense in the third quarter of 2018 increased $1 million over the same period in 2017, primarily attributable to costs incurred during the third quarter of 2018 associated with an increase in cash and non-cash compensation expense, partially offset by cost reduction initiatives implemented across the company.
  Other operating (income) expense in the third quarter of 2018 includes a $9 million gain on the sale of our Wickliffe Mill.
  Interest expense in the third quarter of 2018 increased $5 million over the same period in 2017, driven by accelerated amortization of debt issuance cost and discount resulting from the voluntary principal prepayments on our term loan, partially offset by the reduction in amounts outstanding under our term loan.
  Other (income) expense in the third quarter of 2018 includes $20 million of income related to a countervailing duty Settlement Agreement with certain Canadian producers of supercalendered paper. Additionally, the third quarter of 2018 and 2017 include income of $3 million and $2 million, respectively, associated with the non-operating components of net periodic pension cost (income) in connection with the adoption of a new accounting standard in the first quarter of 2018.

Results of Operations – Comparison of Nine Months Ended September 30, 2018 to Nine Months Ended September 30, 2017

	Nine Months Ended September 30,		Nine Month
(Dollars in millions)	2017	2018	$ Change
Net sales	$ 1,822	$ 1,987	$ 165
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,690	1,742	52
Depreciation and amortization	87	83	(4)
Selling, general and administrative expenses	81	78	(3)
Restructuring charges	8	2	(6)
Other operating (income) expense	-	(7)	(7)
Operating income (loss)	(44)	89	133
Interest expense	29	32	3
Other (income) expense	(7)	(28)	(21)
Income (loss) before income taxes	(66)	85	151
Income tax expense	-	-	-
Net income (loss)	$ (66)	$ 85	$ 151

Comments to Results of Operations – Comparison of Nine Months Ended September 30, 2018 to Nine Months Ended September 30, 2017

  Net sales in the nine months ended September 30, 2018, increased by $165 million, or 9%, compared to the nine months ended September 30, 2017. The sales increase was attributable to improved average pricing, primarily driven by improved product mix including increased specialty sales and price increases across all product lines, partially offset by an overall decrease in sales volume. Volume decline was driven primarily by declining graphic paper sales and a reduction in external pulp sales due to internal needs, partially offset by increased sales of our specialty products.
  Gross margin, excluding depreciation and amortization expenses, increased from 7.2% in the nine months ended September 30, 2017 to 12.3% in the nine months ended September 30, 2018, driven by higher average pricing and improved product mix, reduced downtime and reduction of pension costs, partially offset by higher planned major maintenance costs, operational performance issues, increased freight expense and inflation of chemical, energy and fiber costs.
  Depreciation and amortization expenses in the nine months ended September 30, 2018 were lower than the nine months ended September 30, 2017, as a result of $6 million in accelerated depreciation in first quarter of 2017, attributable to the capacity reductions at the Androscoggin Mill.
  SG&A expense in the nine months ended September 30, 2018 decreased $3 million compared to the same period in 2017, primarily attributable to cost reduction initiatives implemented across the company, partially offset by higher costs associated with the strategic alternatives initiative and non-cash equity award expense.
  Other operating (income) expense in the nine months ended September 30, 2018 includes a $9 million gain on the sale of our Wickliffe Mill.
  Interest expense in the nine months ended September 30, 2018 increased $3 million over the same period in 2017, driven by accelerated amortization of debt issuance cost and discount resulting from the voluntary principal prepayments and excess cash flow payments on the term loan, partially offset by the reduction in amounts outstanding under the term loan.
  Other (income) expense in the nine months ended September 30, 2018 includes $20 million of income related to the Settlement Agreement. Additionally, the nine months ended September 30, 2018 and 2017 include income of $9 million and $7 million, respectively, associated with the non-operating components of net periodic pension cost (income) in connection with the adoption of a new accounting standard in the first quarter of 2018.

Guidance

The company is providing the following guidance:

  2018 Fourth Quarter
    Net sales of $700 - $720 million.
    Capital expenditures are expected to be approximately $12 - $16 million.
    Cash pension funding of $8 million.
    Major maintenance to decrease by approximately $2 - $4 million vs. Q3 2018.
    Cash income taxes of $0.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss) or cash flows from operating activities, which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the presented periods:

		Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)		2017	2018	2017	2018
Net income (loss)		$ 4	$ 86	$ (66)	$ 85
Income tax expense		-	-	-	-
Interest expense		10	15	29	32
Depreciation and amortization		27	28	87	83
EBITDA		$ 41	$ 129	$ 50	$ 200
Adjustments to EBITDA:
	Restructuring charges (1)	4	-	8	2
	Non-cash equity award compensation (2)	-	2	1	6
	Androscoggin PM No. 3 startup (3)	-	3	-	10
	Countervailing duty settlement(4)	-	(20)	-	(20)
	(Gain) loss on sale or disposal of assets (5)	-	(8)	1	(8)
	Post-reorganization costs (6)	1	1	1	3
	Strategic initiatives (7)	-	-	-	5
	Other severance costs (8)	-	-	5	-
	Other items, net (9)	1	1	3	2
Adjusted EBITDA		$ 47	$ 108	$ 69	$ 200

(1)	Charges are primarily associated with the closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill.
(2)	Amortization of non-cash incentive compensation.
(3)	Costs incurred in connection with the upgrade of previously shuttered No. 3 paper machine and pulp line at the Androscoggin Mill.
(4)	Countervailing duty settlement gains pursuant to the Settlement Agreement.
(5)	Realized (gain) loss on the sale or disposal of assets, including a $9 million gain on the sale of the Wickliffe Mill in September 2018.
(6)	Fees associated with our prior Chapter 11 cases.
(7)	Professional fees and other charges associated with the strategic alternatives initiative.
(8)	Severance and related benefit costs not associated with restructuring activities.
(9)

Costs incurred in 2017 in connection with the re-engineering of information systems, costs in 2017 associated with the temporary idling of the No. 3 paper machine at the Androscoggin Mill and other miscellaneous non-recurring adjustments in 2017 and 2018.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of printing and specialty papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, our guidance for the fourth quarter and full year of 2018. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2017 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call

Verso will host a conference call on Wednesday, November 7, 2018 at 3 p.m. (EDT) to discuss third quarter 2018 financial results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 5852295 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and third quarter 2018 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/28135 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10125921. The replay will be available starting at 5 p.m. (EST) Wednesday, November 7, 2018, and will remain available until December 7, 2018. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 5 p.m. (EST) Wednesday, November 7, 2018, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com